Exhibit 99.3
Willis North America Inc. Prices
Offering of $300 Million of Senior Notes
NEW YORK, September 22, 2009 — Willis North America Inc. (“WNA”), a subsidiary of global insurance broker Willis Group Holdings Limited (NYSE: WSH) (the “Company”), announced today that it has priced a registered offering of $300 million aggregate principal amount of its senior unsecured notes due 2019 at 7.0%.
The Company intends to use the net proceeds of the offering to purchase any and all of WNA’s outstanding 5.125% Senior Notes due 2010 that are tendered and accepted in the Tender Offer announced separately on September 22, 2009. Any remaining proceeds will be used for general corporate purposes. The public offering is being made pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission and is expected to close on September 29, 2009.
The joint book-running managers for the offering are BofA Merrill Lynch and J.P. Morgan Securities Inc. Willis Capital Markets and Advisory served as Transaction Advisor for the Company. Interested parties may obtain a final prospectus supplement, when available, and prospectus by contacting BofA Merrill Lynch toll free at (800) 294-1322, or J.P. Morgan Securities Inc., at 270 Park Avenue, New York, NY 10017, Attn: High Grade Syndicate Desk, or at (212) 834-4533.
This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of senior notes may be made only be means of a prospectus and prospectus supplement.
About Willis
Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 20,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.

Forward-looking Statements
This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as the redomicile of Willis Group Holdings Limited, general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, are contained in the Company’s filings with the Securities and Exchange Commission.
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